EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 10-K of our firm’s audit report dated 23 December 2009 relating to the financial statements of Lane Co #5, Inc. for the years ended September 30, 2009 and 2008 and for the period November 2, 2005 (date of inception) through September 30, 2009.

/s/ Conner & Associates, PC
Conner & Associates, PC
Newtown, Pennsylvania
23 December 2009